CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 31 to Registration Statement No. 33-28598 on Form N-1A of our report dated November 18, 2008, relating to the financial statements and financial highlights of Oppenheimer Strategic Income Fund, appearing in the Annual Report on Form N-CSR of Oppenheimer Strategic Income Fund for the year ended September 30, 2008, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Financial Highlights” in the Prospectus, which are part of such Registration Statement.

Deloitte & Touche LLP

Denver, Colorado January 26, 2009